Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES SCHEDULES CONFERENCE CALL TO DISCUSS POTENTIAL FINANCIAL

IMPACT OF RECENT EVENTS ANNOUNCED BY THE COMPANY

New Programs Provide $6.5 Million in Cash with Expectations for $15 Million in

Average Annual Revenues Over the Next Several Years

Littleton, CO – July 13, 2010 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced that it will hold a conference call at 10 a.m. EDT on Thursday, July 15, 2010, to provide additional information regarding the expected financial impact of recent material agreements and awards announced by ADA over the past two weeks, including:

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The entry into a technology development and licensing agreement with Arch Coal that provided $2 million in immediate cash and potential future royalties of up to $1/ton based on future sales of coal that incorporate the technology.

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The entry into leases for two Refined Coal facilities that provided $4.5 million in up-front cash to ADA, and which we anticipate will generate an average of $13 million per year in expected consolidated revenues and $6.5 million per year in pre-tax cash flow for ADA over the next 10 years.

•

The selection for negotiations leading to award by the Department of Energy (DOE) of our application for a $14 million, 39 month project to scale up solid-sorbent based CO2 capture technology, including co-participation by industry partners.

Dr. Michael Durham, ADA’s President and CEO, and Mark McKinnies, ADA’s CFO will provide additional details on these contracts and will also answer questions. The two ADA executives will also bring listeners up to date on other business areas including expectations for ADA’s minority interest in ADA Carbon Solutions and the activated carbon manufacturing plant in Red River Parish, Louisiana.

Dr. Durham commented, “These recent positive events not only fortify our balance sheet with a significant infusion of cash, but should also provide ADA with considerable continuous cash flow over the next decade. As a result, we should have the financial resources to grow ADA by utilizing our technological leadership, industry associations, and market know-how to take advantage of the business opportunities resulting from pending emission control regulations.”

To participate in the live conference call which takes place at 10:00 a.m. EDT on Thursday, July 15, 2010, interested parties should dial (888) 787-0460; international callers may dial in using (706) 679-3200. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADA call (conference ID # 87876871).

The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. We develop and implement proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services. Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to utilities to enhance combustion of and reduce emissions from Powder River Basin Coals in cyclone boilers, which qualifies for IRS Section 45 tax credits. In addition, to meet the needs of the power industry for mercury control, we are a participant in a joint venture, ADA Carbon Solutions (“ADA-CS”), which is developing state-of-the-art facilities to produce AC with the first plant projected to come on-line in 2010. We are also developing technologies for power plants to address issues related to emissions of carbon dioxide.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements included in this release include statements regarding our expectations concerning the operating income and cash flows we expect to receive as a result of the entry into of the technology development and licensing agreement with Arch Coal and the leases that were entered into for the two Refined Coal facilities, the successful negotiation of the DOE contract for CO2 capture technology, including funding for and participation in the project by leading power generators, the expected timing of commencement of operations at ADA-CS’s first AC plant, and the availability of expected cash to grow our business. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in government funding, laws and regulations, prices, economic conditions and market demand and the impact of competition; technical and operational difficulties that might negatively impact the technology we are developing for Arch Coal, or result in the possible failure of CCS’ Refined Coal technology to continue to qualify for Section 45 tax credits; availability of raw materials, equipment and skilled personnel; impact of competition; risks related to ADA-CS’ AC manufacturing facility, such as changes in costs and timing of construction and expected commercial operation of the AC plant, failure to raise additional financing or satisfy conditions in existing agreements and possible actions of our joint venture partner that could impact our interest in the AC joint venture; our inability to come to terms with DOE or industry partners concerning the DOE CO2 capture technology project, changes in the willingness of leading power generators to participate and co-fund, and the engineering firm to provide engineering and design services to, the project, as well as the risk that our CO2 capture technology may not prove to be commercially viable; and the impact of pending litigation on our business and financial condition. You are cautioned not to place undue reliance on our forward-looking statements. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., CEO & President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Melissa Dixon, (212) 836 9613
www.adaes.com		MDixon@equityny.com
Linda Latman, (212) 836-9609
LLatman@equityny.com